Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated May 19, 2014 (July 14, 2014, as to Note 22), relating to the consolidated financial statements of Advanced Drainage Systems, Inc. and subsidiaries, appearing in the Prospectus, which is part of this Registration Statement and of our report dated May 19, 2014 (July 14, 2014, as to Note 22), relating to the financial statement schedule appearing elsewhere in this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Columbus, OH

November 17, 2014